Exhibit 10.16

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (hereinafter “Agreement”), is made and entered into as of this 17 day of November 2010, (“Effective Date”) by and between Health Plan Intermediaries, LLC, dba Health Insurance Innovations (collectively, the “Company”) and Gary Raeckers (hereinafter called “Employee”).

WHEREAS, the Employer desires to employ Employee, and Employee desires to be employed by the Employer.

NOW THEREFORE, in consideration of Employee’s employment with the Company and the mutual covenants and promises set forth in this Agreement, and INTENDING TO BE LEGALLY BOUND, the parties agree to the following terms and conditions:

1.                 EMPLOYMENT

(a)           Position and Duties.  Employee is employed in the position of Chief Operating Officer and Vice President of Finance, reporting to the President of the Company, commencing on the Effective Date, and shall have such job duties as are assigned to Employee by Employer from time to time.  Employer may change, modify or alter Employee’s job title, duties and responsibilities as determined by the Company’s business needs, in Employer’s sole discretion.  Employee accepts such employment, and agrees to devote Employee’s full-time and best efforts to perform the duties assigned to Employee by Employer in a diligent, loyal, faithful, timely, complete and professional manner and in conformity with all federal and state statutes, regulations and rules applicable to Employer.  Employee further agrees to fully cooperate with all officers and other employees of Employer in the performance of Employee’s job duties.

(b)           Term.  This Agreement becomes effective on the Effective Date and shall govern the employment relationship between the parties until this Agreement or Employee’s employment with the Company is terminated.

2.                 TERMINATION

Employee is employed AT-WILL, which means that either party may terminate the employment relationship and this Agreement at any time and for any reason with or without cause.  Employment shall automatically terminate upon the death of Employee.

3.                 COMPENSATION

Employer shall pay Employee an initial base salary of $125,000 per year, or $10,416.67 monthly.  Employer may review and adjust Employee’s salary on a periodic basis, in the Employer’s sole and absolute discretion.  Employee shall receive fringe benefits as are provided from time to time by Employer.

4.                 PROPRIETARY AND CONFIDENTIAL INFORMATION

Employee is employed in a position of confidence and in trust and will have access to Employer’s information of a confidential, proprietary or secret nature (collectively

“Confidential Information”), the disclosure or unauthorized use of which would cause Employer to suffer substantial and irreparable harm.  Thus, unless Employee first obtains Employer’s written consent, Employee shall not, directly or indirectly, disclose or use at any time either during or after employment with Employer, any Confidential Information, whether or not any such information is developed by Employee, except to the extent such disclosure or use is required in the performance of the duties assigned to Employee by Employer.  Employee shall follow all procedures established by Employer to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft.  “Confidential Information” shall mean information that is used, developed, or obtained by Employer relating to its business and /or the businesses of its clients or customers including, but not limited to: the trade secrets of the Employer; products or services; standard proposal; standard submission; standard survey and analysis; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; Employer’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other data related thereto; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form.

5.                 COMPANY PROPERTY

(a)           All documents and other materials made, compiled by or made available to Employee during the course of Employee’s employment and any copies thereof, whether or not they contain Confidential Information, are and shall be the exclusive property of Employer and shall be delivered to Employer by Employee immediately upon the termination of Employee’s employment.

(b)           All ideas, reports, inventions, improvements, discoveries, formulas and other creative works made or developed by Employee during the period of Employee’s employment with Employer and relating to any business in which Employer does or shall engage during such period, shall promptly be disclosed to Employer and shall be the sole property of Employer.  Employee hereby assigns and transfers to Employer all of his right, title and interest in and to any such ideas, reports, inventions, improvements, discoveries, formulas and other creative works, and agrees, upon the request of Employer, to execute and deliver to Employer all documents and to do all other acts that, in the opinion of Employer, are necessary or desirable to secure to Employer, its successors, assigns or nominees, all right, title and interest in and to any such ideas, reports, inventions, improvements, discoveries, formulas or other creative works, including but not limited to, applications for letters patent issued by the United States or any other country.

6.                 NO SOLICITATION OR INTERFERENCE

Employee agrees that during Employee’s employment with Employer and for a period of one (1) year after termination of employment (whether voluntary or involuntary and regardless of the reason for termination):

(a)           Employee shall not in any way, for Employee’s own account, or for the account of any person, firm, corporation, organization or entity, other than Employer, directly or indirectly through others, with respect to any service being offered by Employer and/or with respect to any line of insurance being provided by Employer, sell to, solicit, contact, serve, cater to or accept any business from any person, firm, corporation, organization or other entity that is a customer or prospective customer (as defined below) of Employer;

(b)           Employee shall not directly or indirectly contact, solicit, entice, induce, persuade, attempt to persuade or otherwise cause any customer or prospective customer or employee of Employer to terminate, reduce or diminish his, her or its relationship with Employer, to refrain from doing business with or rendering services to Employer, or do any act that may interfere with or result in an impairment of or adverse change to the relationship between Employer and its customer, prospective customer or employee; and

(c)           Employee shall not directly or indirectly solicit, retain, hire or employ any individual as an agent, contractor or employee if the individual was an employee of Employer within the one (1) year period immediately prior to Employee’s termination of employment with Employer.

For the purpose of this paragraph 6, a “customer or prospective customer” includes any person, firm, corporation, organization or other entity to whom, Employer or Employer’s affiliate has provided services, for whom an insurance contract has been in effect through or as a result of the services of Employer or Employer’s affiliate, or whom the Employer or Employer’s affiliate had actively solicited for the purpose of providing services or writing future insurance contracts, at any time during Employee’s employment with the Employer.  “Actively solicited” shall mean that any producer of Employer or Employer’s affiliate entertained, conducted one or more site visits, or prepared a survey & analysis, underwriting submission or risk assessment (whether prepared by the individual or by others for the individual) during the period of Employee’s employment with Employer.  “Employer’s affiliate” is defined as and shall include any entity in which a controlling interest is held, individually or collectively, directly or indirectly, by Matthew Naylor, Russell Naylor, William Naylor or Christopher Naylor, at any time during the period of Employee’s employment with Employer.

7.                 REASONABLENESS OF RESTRICTIONS

Employee agrees and acknowledges that the type and scope of restrictions described in paragraphs 4, 5 and 6 are fair and reasonable and that the restrictions are intended to protect the legitimate business interests of Employer, including but not limited to Employer’s confidential business information, substantial customer relationships, customer goodwill and specialized training, and not to prevent Employee from earning a living.  Employee represents and warrants that the knowledge, ability and skill Employee currently possesses are sufficient to enable Employee to earn a livelihood satisfactory to Employee, in the event Employee’s employment with Employer terminates, without violating any restriction in this Agreement.  If, however, any of the restrictions set forth in paragraphs 4, 5 and 6 are held invalid by a court by reason of length of time, area covered, activity covered or any or all of them, then such restriction or restrictions shall be reduced only to the extent necessary to cure such invalidity.

8.                 REMEDIES

Employee agrees and acknowledges that a breach on the part of Employee of the covenants contained in paragraphs 4, 5 or 6 will cause irreparable harm to Employer and that damages arising out of such breach may be difficult to determine.  Employee, therefore, further agrees that in addition to all other remedies provided at law or at equity, Employer shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief, upon the posting of not more than a nominal bond, from any court of competent jurisdiction restraining any further breach of any such covenant by Employee, his employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to Employer by reason of any such breach.  If Employer prevails in any suit under this Agreement, Employee will reimburse Employer for its expenses incurred in connection with such a suit, including attorneys’ fees and costs.  For purposes of this Agreement, Employer shall be considered to have prevailed if it is successful in enforcing, in whole or in part, any of the provisions of this Agreement against Employee either as written or if modified as provided in paragraph 7.  In addition, the period of the restriction specified in paragraph 6 above shall cease to run during the continuance of any violation of paragraph 6 and any portion of the period remaining at the commencement of any such violation will begin to run again only upon the full cure of the violation.

Employee further agrees and acknowledges that in addition to any injunctive relief and recovery of attorneys’ fees and costs as set forth above and because the exact amount of damage suffered by Employer in the event of a violation by Employee of any of the restrictions set forth in paragraphs 4, 5 or 6 may be difficult to calculate, Employee shall be liable to Employer in an amount of not less than $10,000 for each violation, unless Employer’s calculable damages are proven and awarded in an amount greater than $10,000, in which case Employee shall be liable for the greater amount.  Employer and Employee agree that this provision is fair and equitable and that the amounts set forth above are reasonable under the circumstances.  The existence of any claim or cause of action of Employee against Employer of whatever nature shall not constitute a defense to the enforcement by the Employer of the covenants set forth in paragraphs 4, 5 or 6 of this Agreement.

9.                 ASSIGNMENT

Employer may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Employer’s control and/or ownership of its assets or business.  In such event, Employee continues to be bound by the terms of this Agreement.  An assignment of this Agreement by Employee or any right or obligation hereunder is strictly prohibited.

10.                 NOTICES

Any notice to either party relating to this Agreement shall be in writing and given by hand delivery in person or sent by United States Certified Mail, Return Receipt Requested, postage prepaid, addressed to Employer to Matthew Naylor, 191 Sheree Boulevard, Second Floor, Exton, Pennsylvania 19341, and in the case of Employee, to the home address appearing on the records of the Employer or such other address as either party may designate to the other party in the manner above provided.

11.                 NEW EMPLOYMENT

Employee shall notify, in writing, any prospective employer, partner, business associate or other entity with whom or which Employee is seeking employment, a partnership, or other business association, whether as an employee, a contractor or otherwise, of the restrictions in this Agreement.

12.                 GOVERNING LAW, JURISDICTION, AND VENUE

This Agreement shall be subject to and be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law irrespective of the fact that the parties now or at any time may be residents of or engaged in activities in a different state.  Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in the State of Florida, including a federal district court.

13.                 INVALIDITY

Subject to paragraph 7 above, any provision herein which in any way contravenes the applicable laws of any country, state or jurisdiction shall be severed from this Agreement and deemed not to be considered part of this Agreement and this Agreement shall not be invalid as a whole because of any such determination.

14.                 INDULGENCE

No indulgence extended by either party hereto to the other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

15.                 ENTIRE AGREEMENT AND CHANGES TO BE IN WRITING

This Agreement contains the entire integrated agreement between the parties with respect to its subject matter.  Any changes to this Agreement, in order to be effective, shall be reduced to writing and signed by the parties hereto.

16.                 UNDERSTANDING OF EMPLOYEE

Employee agrees and acknowledges that Employee has read this Agreement in its entirety, that Employee understands it and that Employee has entered into it voluntarily.

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IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement the day and year first above written.

ATTEST:		HEALTH PLAN INTERMEDIARIES, LLC
	By:	/s/ Michael Kosloske

Name:	Name:	Michael Kosloske, President

WITNESS:

/s/ Gary Raeckers
Name:	Name:	Gary Raeckers
	Address:	10117 Woodsong Way Tampa, FL 33618